Exhibit 99.1

PRESS RELEASE

San Luis Obispo, California

March 7, 2005

Contact:  Ronald Pigeon, Chief Financial Officer (805) 269-0012

MISSION COMMUNITY BANCORP REPORTS 2004 RESULTS

SAN LUIS OBISPO, CA — March 7, 2005 — Mission Community Bancorp (“MCB”) (OTCBB: MISS), today reported full year 2004 net income of $1.492 million, or $1.84 per diluted share, as compared with $716 thousand, or $0.91 per diluted share, for the same period in 2003—a 102% increase in earnings per share.  For the fourth quarter of 2004, MCB reported net income of $515 thousand, or $0.63 per diluted share, compared with $375 thousand, or $0.47 per diluted share, for 2003.

MCB’s results for 2004 included $1.333 million ($792 thousand after taxes) in grants received from the Bank Enterprise Award (“BEA”) program sponsored by the U.S. Treasury Department, Community Development Financial Institutions Fund.  In 2003 MCB recognized $181 thousand ($114 after taxes) in BEA awards.  These awards were received in recognition of the increased levels of financial services MCB’s principal subsidiary, Mission Community Bank (“the Bank”), has provided to economically distressed communities. The loans supporting the $1.241 million award received in the second half of 2004 were made under normal bank underwriting standards and interest rates and are not considered to have more than normal credit risk.  “We are gratified that our approach to focusing on community development—unique in our market area—has been validated and has now resulted in record earnings for our company and our shareholders,” remarked Anita M. Robinson, President and Chief Executive Officer.  “We will continue to seek awards and grants consistent with our community development activities to augment our more traditional banking income, recognizing that we cannot be assured of any future awards or grants.”

Negatively impacting earnings for 2004 was a $254 thousand ($151 thousand after taxes) provision for losses on an impaired asset-backed security in the Bank’s held-to-maturity portfolio.  As of December 31, 2004, the fair value of that security was $21 thousand in excess of its written-down book value.  Also negatively affecting 2004’s earnings was a $250,000 grant to Mission Community Services Corp. (“MCSC”), an affiliated not-for-profit organization, to further MCSC’s mission of providing Central Coast and Central California small businesses with technical assistance, counseling and training in finance, management, marketing procurement and access to the U. S. Small Business Administration’s programs and services.

MCB’s total assets were $139 million as of December 31, 2004, a 23% increase over the prior year of $113 million.  Outstanding loans totaled $103 million, a $25 million, or 31%, net increase over the prior year-end.  Deposits increased $16 million, or 17%, over the same year to $113 million at the end of 2004.

Mission Community Bank operates full service offices in San Luis Obispo, Paso Robles, Arroyo Grande and Nipomo, California.   The bank  also opened in January 2005 a new Business Banking Center , a loan production office, located at 3480 South Higuera in San Luis Obispo.

Mission Community Bank is a full service bank providing loan and deposit products in San Luis Obispo and northern Santa Barbara Counties.  As a Department of the Treasury Certified Community Development Financial Institution, the bank has been the recipient of several awards for its success in small business lending and community development banking services.  Please visit www.missioncommunitybank.com for more information on Mission Community Bank.

Mission Community Bancorp
Selected Financial Results- Unaudited
(In thousands, except share and per-share data)

			$	Percent			$	Percent
	Quarter Ended		Increase	Increase	Year Ended		Increase	Increase
	12/31/2004	12/31/2003	(Decrease)	(Decrease)	12/31/2004	12/31/2003	(Decrease)	(Decrease)
Summary of Operations
Interest income	$2,000	1,523	477	31%	$7,425	5,544	1,881	34%
Interest expense	500	325	175	54%	1,690	1,269	421	33%
Net Interest Income	1,500	1,198	302	25%	5,735	4,275	1,460	34%
Provision for loan losses	25	75	(50)	-67%	280	120	160	133%
Net interest income after provision	1,475	1,123	352	31%	5,455	4,155	1,300	31%
Non-interest income	893	511	382	75%	2,755	1,367	1,388	102%
Securities gains(losses)	—	—	—	NM	(71)	—	(71)	NM
Non-interest expense	1,475	1,094	381	35%	5,629	4,389	1,240	28%
Income before taxes	893	540	353	65%	2,510	1,133	1,377	122%
Income taxes	378	165	213	129%	1,018	417	601	144%
Net income	$515	375	140	37%	$1,492	716	776	108%

Period End Balances
Earning assets	$130,083	106,055	24,028	23%	$130,083	106,055	24,028	23%
Total loans	103,376	78,758	24,618	31%	103,376	78,758	24,618	31%
Total assets	139,249	112,760	26,489	23%	139,249	112,760	26,489	23%
Total deposits	112,836	96,586	16,250	17%	112,836	96,586	16,250	17%
Total shareholders’ equity	$10,027	8,546	1,481	17%	$10,027	8,546	1,481	17%

Per Share Data
Basic earnings per share	$0.67	0.50	0.17	34%	$1.97	0.95	1.02	107%
Diluted earnings per share	0.63	0.47	0.16	34%	1.84	0.91	0.93	102%
Average common shares utstanding	642,599	630,166	12,433	2%	638,750	630,166	8,584	1%
Average preferredshares outstanding	120,500	120,500	—	0%	120,500	120,500	—	0%
Basic average shares outstanding	763,099	750,066	12,433	2%	759,250	750,666	8,584	1%
Effective of dilutive stock options	53,525	50,521	3,004	6%	53,729	37,848	15,881	42%
Diluted average shares outstanding	816,624	801,187	15,437	2%	812,979	788,514	24,465	3%
Cash dividends declared per share	$0.12	$0.10	0.02	20%	$0.12	$0.10	0.02	20%

NM - Not Meaningful

Forward Looking Statements

This Form 8-K includes forward-looking information, which is subject to the “safe harbor” created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995.  When the Company uses or incorporates by reference in this Current Report on Form 8-K the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “commit,” “believe” and similar expressions, the Company intends to identify forward-looking statements.